UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 1, 2022 (February 24, 2022)

CANDEL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40629	52-2214851
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Candel Therapeutics, Inc.

117 Kendrick St Suite 450

Needham, Massachusetts 02494

(Address of principal executive offices, including zip code)

(617) 916-5445

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CADL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2022 (the “Effective Date”), Candel Therapeutics, Inc. (the “Company”) entered into a loan and security agreement (the “SVB Loan Agreement”) with Silicon Valley Bank, as lender (“SVB”), pursuant to which SVB has agreed to provide term loans to the Company in an aggregate principal amount of up to $25.0 million (the “SVB Term Loans”), consisting of (i) a Term A loan advance in the aggregate principal amount of $20.0 million, available to the Company on or around the Effective Date, and (ii) a contingent Term B loan advance in an aggregate principal amount not to exceed $5.0 million, available to the Company at any time on or prior to December 31, 2022, following the Company having provided evidence to SVB of (x) achievement of positive Phase 2 clinical activity data from the Company’s CAN-2409 NSCLC clinical trial, (y) dosing of its first patient in its Phase 3 CAN-2409 high grade glioma clinical trial and (z) receipt, after February 24, 2022, but on or prior to December 31, 2022, of unrestricted and unencumbered cumulative net cash proceeds in an amount equal to at least $75,000,000.00 from the issuance and sale by the Company of its equity securities to investors acceptable to SVB.

The SVB Term Loans bear interest at a floating rate per annum equal to the greater of (A) 5.75% and (B) the prime rate (as published in the money rates section of The Wall Street Journal) plus 2.50%. On the first calendar day of each month, the Company will be required to make monthly interest payments, and commencing on February 1, 2024 (extended to February 1, 2025 if the Term B loan is advanced), the Company will be required to repay the SVB Term Loans in (i) 24 consecutive installments of principal plus monthly payments of accrued interest if the Term B loan is not advanced and (ii) 12 months if the Term B loan is advanced. All outstanding principal and accrued and unpaid interest under the SVB Term Loans and all other outstanding obligations with respect to the SVB Term Loans are due and payable in full on January 1, 2026. Upon repayment in full of the SVB Term Loans, the Company will be required to pay a final payment fee equal to 4.50% of the original principal amount of any funded term loan being repaid.

The SVB Loan Agreement permits voluntary prepayment of all, but not less than all, of the SVB Term Loans, subject to a prepayment premium except if the facility is refinanced with another SVB facility. Such prepayment premium would be 3.00% of the principal amount of the SVB Term Loans if prepaid on or prior to the first anniversary of the Effective Date, 2.00% of the principal amount of the SVB Term Loan if prepaid after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, and 1.00% of the principal amount of the SVB Term Loan if prepaid after the second anniversary of the Effective Date.

The SVB Term Loans and related obligations under the SVB Loan Agreement are secured by substantially all of the Company’s properties, rights and assets, except for its intellectual property (which is subject to a negative pledge under the SVB Loan Agreement). The SVB Loan Agreement contains customary representations, warranties, events of default and covenants, including a requirement that the Company maintain in accounts of the Company at SVB unrestricted and unencumbered cash equal to the lesser of all of the Company’s consolidated cash and 110% of the then-outstanding obligations to SVB. The occurrence and continuation of an event of default could cause interest to be charged at the rate that is otherwise applicable plus 5.00% (unless SVB elects to impose a smaller increase) and would provide SVB with the right to accelerate all obligations under the SVB Loan Agreement and exercise remedies against the Company and the collateral securing the SVB Term Loan and other obligations under the SVB Loan Agreement, including sale and use of assets securing the SVB Term Loan and other obligations under the SVB Loan Agreement, including the Company’s cash.

The foregoing description of the SVB Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the SVB Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On March 1, 2022, the Company issued a press release announcing entry into the SVB Loan Agreement and providing an update on its cash runway. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information furnished in Item 7.01 and Exhibit 99.1 hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, such information shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated March 1, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Candel Therapeutics, Inc.

Date: March 1, 2022	By:	/s/ Paul Peter Tak
	Name:	Paul Peter Tak, M.D., Ph.D., FMedSci
	Title:	President and Chief Executive Officer